UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on September 18, 2008

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders at the Irvine Marriott, 18000 Von Karman Avenue, Irvine, California 92612 on Thursday, September 18, 2008, at 1:30 p.m. local time.

We are holding this meeting for the following purposes as more fully described in the Proxy Statement accompanying this notice:

•	To elect three Class I directors to our board of directors to serve for a period of three years or until their successors are duly elected and qualified;

•	To ratify the appointment of Ernst & Young, LLP as our independent auditors for our fiscal year ending April 30, 2009;

•	To approve the potential issuance of shares of our common stock (i) upon conversion of our outstanding convertible debt and (ii) in payment of our term debt;

•	To approve a value-for-value option exchange program for certain stock options granted to our employees and directors under our 2002 Stock Incentive Plan; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Each of the proposals discussed above is described more fully in the accompanying proxy materials. We encourage you to read these materials carefully.

Stockholders of record at the close of business on August 4, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting for any purpose germane to the Annual Meeting, and at our offices located at 17872 Cartwright Road, Irvine, California 92614 for a period of ten days prior to the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card, or vote via the Internet or the toll-free telephone number as instructed on your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish.

A copy of our Annual Report for the fiscal year ended April 30, 2008 is included with this mailing.

By Order of the Board of Directors,

Kenneth R. Lombardo Corporate Secretary

Irvine, California

August 20, 2008

Please Note: The accompanying Proxy Statement does not constitute an offer to holders of the Company’s stock options to exchange their options pursuant to the Option Exchange Program described in Proposal 4 of the Proxy Statement. If the Option Exchange Program is approved by our stockholders and implemented by the Company’s Compensation Committee, the Company will provide eligible employees with written materials explaining the full terms and conditions of the Option Exchange Program, and will also file these materials with the Securities and Exchange Commission. When these materials become available, employees eligible for the Option Exchange Program should read them carefully because they will contain important information. Once the materials are filed with the Securities and Exchange Commission, they will be available free of charge at www.sec.gov, on the Company’s website at www.qtww.com, or by contacting the Company’s Corporate Secretary at 17872 Cartwright Road, Irvine, California 92614.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held on September 18, 2008

INFORMATION REGARDING PROXIES

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, September 18, 2008, at 1:30 p.m., local time, at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment thereof.

These proxy materials are being mailed to stockholders commencing on or about August 20, 2008. We will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has engaged The Proxy Advisory Group, LLC to assist the Company in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

If the enclosed proxy card is properly executed and returned, or if the stockholder executes a proxy via the Internet or the toll-free number provided on the proxy card, it will be voted in accordance with the instructions specified thereon. Any proxy for which no direction is specified (except for broker “non-votes”) will be voted FOR the election of all of the director nominees named in this proxy statement, FOR the proposal to ratify the appointment of Ernst & Young, LLP as our independent auditors for the 2009 fiscal year, FOR the issuance of shares of our common stock upon conversion of our convertible debt and in payment of our term debt, and FOR approval of a value-for-value option exchange program for certain stock options granted to our employees and directors under our 2002 Stock Incentive Plan. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting or prevent voting in person. A proxy may be revoked at any time by (i) delivering written notice of revocation to our Corporate Secretary before it is voted; (ii) filing with us a duly executed proxy bearing a later date prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

Only stockholders of record at the close of business on August 4, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of shares representing a majority of the voting power of the outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present at the Annual Meeting for the transaction of business, abstentions and broker nominee votes will be included.

Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. Abstentions and broker “non-votes” will not be treated as votes cast with respect to the election of directors and, accordingly, will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required to approve Proposal 2 (ratifying the appointment of Ernst & Young, LLP), Proposal 3 (issuance of shares of our common stock), and Proposal 4 (value-for-value option exchange program). In accordance with Delaware law and our bylaws, in determining whether a proposal receives the requisite number of votes, for Proposals 2, 3 and 4, abstentions will be counted as shares present and entitled to vote on the proposal and, consequently, will have the effect of a negative vote, and broker “non-votes” will not be treated as shares present and entitled to vote on such proposal (but will be counted for purposes of determining whether a quorum is present) and, accordingly, will have no effect on the outcome of the proposal. Further, with respect to Proposal 3, the holder of our convertible debt and term notes is not entitled under Nasdaq rules and our contractual arrangements to vote any shares of our common stock that were acquired prior to the record date upon conversion of the convertible debt or received in payment on the term notes. Consequently, such shares will have no effect on the outcome of Proposal 3.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the terms of office of our board of directors is divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the annual meeting of stockholders to be held on September 18, 2008, Class II, whose term expires at the annual meeting of stockholders to be held in 2009, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2010. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Thomas J. Tyson, and our Class III directors are Jeffrey P. Beitzel, Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors Corporation (“General Motors”), we agreed to nominate one individual designated by General Motors to our board of directors during the term of the strategic alliance. In addition, General Motors is also entitled to designate a non-voting “ex-officio” member of the board of directors during the term of our strategic alliance. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor have they designated a non-voting observer.

Voting Information

Although our board of directors anticipates that all of the nominees will be available to serve as directors, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by our board of directors.

A stockholder submitting a proxy may vote for all or any of the nominees for election to our board of directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. Abstentions and broker “non-votes,” while included for purposes of satisfying the quorum requirement, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

The names of the nominees and the other directors, the year in which each first became a director of our company, their age, principal occupation and certain other information are as follows:

Nominees for Election to Term Continuing Until the Annual Meeting in 2011

Paul E. Grutzner, age 43, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, an independent pension consulting firm in 2002, and currently serves as its Managing Partner. Prior to founding ClearPoint Financial, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 46, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 62, has served as one of our directors since March 2005. Mr. Sheffer is President of Sheffer Enterprises, LLC., a consulting organization focused on the automotive industry, and has over 35 years of experience in the automotive industry. Prior to forming Sheffer Enterprises, Mr. Sheffer most recently was Vice President, OEM Relations for the Specialty Equipment Market Association (“SEMA”). During his 8 1/2 years with SEMA, Mr. Sheffer was responsible for all of the association’s interaction with the original equipment manufacturers (OEMs), including trade show participation, technology transfer programs, new vehicle measuring sessions and various dealer relations initiatives. Between 1972 and 1999, Mr. Sheffer held a variety of roles in human resources management, manufacturing, public relations and public policy for General Motors Corporation. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THESE NOMINEES.

Directors Whose Term Continues Until the Annual Meeting in 2009

G. Scott Samuelsen, age 65, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Thomas J. Tyson, age 75, has served as one of our directors since July 2002. Dr. Tyson served as Chief Executive Officer of Energy & Environmental Research Corp., a developer of advanced technologies to control nitrogen oxide emissions, from 1980 until it was acquired by General Electric in 1999. From July 1999 to July 2004, he held various positions for GE Energy & Environmental Research Corp., including Chief Executive Officer, Director of Special Projects, and consultant. Dr. Tyson received a M.S. in Nuclear Engineering from the University of California, Berkeley and received a B.S. in Mechanical Engineering and a Ph.D. in Aeronautical Engineering from the California Institute of Technology.

Directors Whose Term Continues Until the Annual Meeting in 2010

Jeffrey P. Beitzel, age 54, has served as our Chief Operating Officer and as a member of our Board of Directors since March 2005. Until the disposition of our Tecstar Automotive Group segment, Mr. Beitzel also served as President of Tecstar Automotive Group and as an executive officer of several of Tecstar Automotive Group’s subsidiaries. In his career, Mr. Beitzel founded and owned several automotive companies since leaving an engineering position with Ford Motor Company in 1983. These businesses have generally focused on converting automotive design concepts into limited volume production for OEMs. Mr. Beitzel received a B.S. in Mechanical Engineering from Lehigh University.

Alan P. Niedzwiecki, age 51, has served as our President and as one of our directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as our Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology.

Dale L. Rasmussen, age 58, has served as a member of our board of directors since October 2000, and was appointed as Chairman of the board of directors in February 2002. On May 1, 2006, Mr. Rasmussen became a full time employee of the Company. From April 1984 to December 2005, Mr. Rasmussen held various positions at IMPCO Technologies, Inc. (“IMPCO”), our previous parent company, including Senior Vice President and Secretary, as well as Vice President of Finance and Administration. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for 12 years. He received a B.A. in Business Administration and Economics from Western Washington University and is a graduate of the Pacific Coast Banking School.

INTEREST IN CERTAIN MATTERS TO BE ACTED UPON

Our named executive officers and directors would be eligible to participate in the value-for-value Option Exchange Program described in Proposal 4. The table below is provided for illustrative purposes only and is intended to show the possible affect on their stock options if Proposal 4 is approved by the stockholders based on the assumptions described in footnote 1 to the table. This table should be read in conjunction with the description of the Option Exchange Program contained in Proposal 4 beginning on page 33.

Name and Position	Shares Subject to Stock Options as of July 31, 2008	Range of Exercise Prices for Total Outstanding Options at July 31, 2008	Estimated Number of Shares Subject to Eligible Options (1)	Estimated Number of Shares Subject to Replacement Options (1)
Dale L. Rasmussen Chairman of the Board; Director	910,892	$0.80-$6.61	760,892	634,077

Alan P. Niedzwiecki President and Chief Executive Officer; Director	1,116,500	$0.80-$9.82	966,500	805,417

Jeffrey P. Beitzel Chief Operating Officer; Director	550,000	$0.80-$5.77	450,000	375,000

W. Brian Olson Chief Financial Officer	813,000	$0.80-$6.61	663,000	552,500

Kenneth R. Lombardo Vice President – Legal and General Counsel	170,000	$0.80-$4.29	70,000	58,333

Brian A. Runkel Director	160,000	$0.80-$6.61	135,000	112,500

Carl E. Sheffer Director	85,000	$0.80-$5.77	60,000	50,000

G. Scott Samuelsen Director	165,000	$0.80-$6.61	140,000	116,667

Thomas J. Tyson Director	165,000	$0.80-$6.61	140,000	116,667

Paul E. Grutzner Director	65,000	$0.80-$3.80	40,000	33,333

All Named Executive Officers as a Group	3,560,392	$0.80-$9.82	2,910,392	2,425,327

All Non-Employee Directors as a Group	640,000	$0.80-$6.61	515,000	429,167

Employees as a Group (excluding named executive officers)	2,016,302	$0.80-$9.82	747,302	622,752

(1)	The actual number of Replacement Options (and shares subject to the Replacement Options) cannot be finally determined until the date the stockholders approve Proposal 4. Therefore, the Estimated Number of Shares Subject to Eligible Options in the third column and Estimated Number of Shares Subject to Replacement Options in the fourth column, which are being provided for illustrative purposes only are based on the following assumptions: (i) the New Price will be $2.20 and, accordingly, Eligible Options will be only those stock options that have an exercise price equal to or greater than $2.75 (125% of $2.20) and (ii) the Exchange Ratio is 1.2 for 1 for all Eligible Options. The actual number of shares subject to Eligible Options and Replacement Options will be different based upon the New Price and Exchange Ratios, as finally determined.

VOTING SECURITIES

The only class of stock entitled to vote at the Annual Meeting is our common stock. At the close of business on August 4, 2008, there were 81,432,954 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote per share. With respect to Proposal 3 contained in this Proxy Statement, the holder of our convertible debt and term notes is not entitled to vote any shares held by it on the record date that were issued upon conversion of the convertible debt or received in payment of our obligations under the term notes. Shares of our Series B common stock are not entitled to vote at the Annual Meeting. As of August 4, 2008, there were 999,969 shares of our Series B common stock outstanding, all of which were held by General Motors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information about the beneficial ownership of each class of our securities as of July 31, 2008. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of the named executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation”; and

•	all current directors and named executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of July 31, 2008, those shares are included only in that person’s reported holdings and in the calculation of their percentage ownership of our common stock. As a result, the beneficial ownership percentage of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on July 31, 2008. Except as otherwise provided herein, the percentage of beneficial ownership is based on 81,432,954 shares of common stock and does not reflect 999,969 shares of Series B common stock outstanding as of July 31, 2008. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each of the persons in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
5% or Greater Stockholders:
WB QT, LLC (1) 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416	9,038,054	9.99%
Named Executive Officers and Directors:
Dale L. Rasmussen (2)	730,016	*
Alan P. Niedzwiecki (3)	976,322	1.2%
Jeffrey P. Beitzel (4)	1,620,000	2.0%
W. Brian Olson (5)	705,810	*
Kenneth R. Lombardo (6)	50,000	*
Brian A. Runkel (7)	131,000	*
Carl E. Sheffer (8)	62,138	*
G. Scott Samuelsen (9)	148,200	*
Thomas J. Tyson (10)	145,000	*
Paul E. Grutzner (11)	55,000	*
All current directors and executive officers as a group (10 persons) (12)	4,623,486	5.5%

*	Represents less than 1%.

(1)	Includes 8,349,188 shares that are issuable upon exercise of warrants and conversion of debt and takes into account the 9.99% beneficial ownership limitation that applies to the warrants and convertible debt, separately and in the aggregate. The shares included in this table that are subject to warrants are held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. The shares subject to the convertible debt is held by WB QT, LLC. Andrew J. Redleaf, in his capacity as the managing member of WB QT, LLC and Whitebox Advisors, LLC, the general partner of WB QT, LLC, Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, and Whitebox Intermarket Partners, LP, and AJR Financial, LLC, the general partner of Pandora Select Partners, LP, has sole voting control and investment discretion over the securities held by Whitebox Convertible Arbitrage Partners, LP, Whitebox Hedged High Yield Partners, LP, Whitebox Intermarket Partners, LP, and Pandora Select Partners, LP. Each of Whitebox Advisors, LLC, AJR Financial, LLC and Andrew J Redleaf disclaims beneficial ownership of these shares.
(2)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 610,892 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(3)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 810,250 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(4)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 300,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008. 1,300,000 shares have been pledged as security on a personal line of credit.
(5)	Includes 100,000 shares of restricted stock that vests on March 14, 2011 and 550,500 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(6)	Includes 40,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(7)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 110,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(8)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 40,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(9)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 115,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.

(10)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 115,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(11)	Includes 20,000 shares of restricted stock that vests on March 14, 2011 and 25,000 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008.
(12)	Includes an aggregate of 420,000 shares of restricted stock and 2,716,642 shares issuable upon exercise of outstanding options that are exercisable or will become exercisable within 60 days after July 31, 2008. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Compliance with Section 16(a) of the Securities and Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2008 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

Board Membership and Board Meeting Fees

During fiscal year 2008, our non-employee directors were each paid $30,000 for membership on our board of directors. Non-employee directors also received an attendance fee of $2,500 for regularly scheduled quarterly meetings and an attendance fee ranging from $0 to $2,500 for special meetings, with the amount of the fee dependent on the length and nature of the special meeting. Non-employee directors were also reimbursed their reasonable travel related expenses for meetings attended in person.

Committee Fees

Our non-employee directors receive a fee for serving on committees and attending committee meetings. For fiscal year 2008, the chairpersons of our Compensation Committee and Audit Committee were each paid an annual fee of $10,000 and the chairperson of our Nominating and Governance Committee was paid an annual fee of $5,000. In March 2008, the board of directors approved a $10,000 increase in the annual fee paid to the Audit Committee chairperson. The nonchair members of our Audit Committee were paid an annual fee of $5,000. Committee members also received $1,000 for each committee meeting attended. If a non-employee director serves on more than one committee and attends multiple meetings of the same or different committees on the same day, the director received a single fee of $1,000 for those meetings.

Stock Awards

Non-employee directors are eligible to participate in our 2002 Stock Incentive Plan. Non-employee directors receive an annual grant of stock options to purchase at least 20,000 shares of our common stock. On March 14, 2008, Messrs. Grutzner, Runkel, Samuelsen, Sheffer and Tyson each received a grant of options to purchase 25,000 shares of our common stock at an exercise price of $0.80 per share (which was the fair market value of our common stock on the date of grant). The options vest in equal annual increments over a four-year period and expire ten years from the date of grant. Also pursuant to our 2002 Stock Incentive Plan, on March 14, 2008, Messrs. Grutzner, Runkel, Samuelsen, Sheffer and Tyson each received an award of 20,000 shares of restricted stock. The restricted stock will vest in its entirety on the third anniversary of the grant date. Stock option grants (in excess of the annual grant to purchase 20,000 shares) and restricted stock grants to directors are at the discretion of management and our board of directors, and we have no specific plans regarding amounts to be granted to our directors in the future.

A summary of all compensation paid to our Directors is set forth in the Director Compensation table on page 24.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During fiscal year 2008, there were a total of eleven meetings of the board of directors. During such period, each director attended, either in person or by telephone, all of the meetings of the board and the committees of the board on which he served during his tenure.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and the Company, senior management, and our independent auditors, our board of directors has affirmatively determined that five of our eight directors (Messrs. Grutzner, Runkel, Samuelsen, Sheffer and Tyson) are independent directors within the meaning of applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The board of directors has adopted a policy that the independent members of the board shall meet separately on a regular basis in executive session without the presence of non-independent members of the board or members of management.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our board of directors. Stockholders may communicate with the board of directors, or an individual member of the board of directors, by sending their communications to the board of directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the board of directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The board of directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the board of directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The board of directors’ policy with regard to board members’ attendance at the Annual Meeting of stockholders is that attendance is not mandatory but members are encouraged to attend, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All board members attended the annual meeting held on September 28, 2007.

Committees of the Board of Directors

Audit Committee.    The members of our Audit Committee are Messrs. Runkel, Samuelsen, and Tyson (Chair). During fiscal year 2008, there were nine meetings of the Audit Committee. The Audit Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is “independent” as defined in applicable Nasdaq rules, including Rule 4200(a)(15) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements.

The board has determined that Thomas J. Tyson has the requisite financial sophistication required under Rule 4350(d)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 407(d)(5) of Regulation S-K. Additionally, the board of directors has determined that Mr. Tyson is an “independent director” as that term is defined in Nasdaq Rule 4200(a)(15).

The board of directors has adopted a formal Audit Committee Charter, which is available on our website at www.qtww.com.

Compensation Committee.    The current members of our Compensation Committee are Messrs. Grutzner, Runkel and Samuelsen (Chair). During fiscal year 2008, there were four meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers, and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Stock Incentive Plan.

The board of directors has adopted a formal Compensation Committee Charter, which is available on our website at www.qtww.com.

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Grutzner, Runkel (Chair) and Sheffer, each of whom are “independent” under applicable Nasdaq rules. During fiscal year 2008, there were three meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our board of directors, determining the composition of the board and its committees, reviewing board compensation and benefits, reviewing our compliance with the applicable Nasdaq corporate governance listing standards, evaluating compliance with our code of ethics, and implementing processes for effective communication with our stockholders, including reviewing proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on our board of directors. In evaluating such nominations, the Nominating and Governance Committee will address membership criteria set forth below under “Director Qualifications.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our bylaws permit stockholders to nominate directors at an annual stockholder meeting. For information about suggesting candidates for consideration at the annual stockholder meeting, see “Proposals of Stockholders” on page 37.

The board of directors has adopted a formal Nominating and Governance Committee Charter, which is available on our website at www.qtww.com.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of the board and for considering and making recommendations to the board with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the board who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing and must include with their recommendation the following information: (i) the candidate’s name, age, business address and residence address; (ii) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years; (iii) the class and number of shares of the company’s stock that are beneficially owned by the candidate; (iv) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member of the board of directors; (v) any other information pertinent to the qualification of the candidate; (vi) the name and record address of the stockholder making the recommendation; and (vii) the class and number of shares of the company’s stock which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation. Candidate recommendations are to be sent to our Corporate Secretary at our principal executive offices, and may be submitted at any time.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated based on all factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of the our stockholders, and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by applicable laws, regulations or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com. In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of the executive officers of the Company is designed to attract, incentivize, reward and retain talented individuals who will focus their efforts on profitable revenue growth and long term value for stockholders. The compensation of the Company’s Chief Executive Officer and other executive officers is set at levels that the Compensation Committee believes to be reasonable within the context of the Company’s compensation philosophy and comparable in comparison to other companies in the same or similar industries, considering such factors as size, complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs, the highly specialized area of advanced alternative propulsion systems and hydrogen storage and fueling, and the availability of compensation information. To accomplish this goal, the Company uses the following five components: base salary, annual cash bonus incentive, stock awards, benefits, and perquisites.

The Compensation Committee looks at (1) general survey information for percentile levels of the five components of pay, and (2) a “peer group” of comparable companies. Companies included in the “peer group” review have historically included Hydrogenics, FuelCell Energy, Ballard, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International.

The Compensation Committee reviews and approves Company compensation for officers of the Company according to the following three Tier Groups:

Tier 1:	Consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chairman of the Board
Tier 2:	Consisting of Vice Presidents of the Company and the Company’s Controller
Tier 3:	Management level employees

For the Company’s named executive officers, the Base Salary, Benefits, and Perquisites are embodied in Employment Agreements with each individual officer. The Compensation Committee establishes and approves all Employment Agreements based on input from the Chief Executive Officer1, Chief Operating Officer, General Counsel and/or Chairman of the Board and the recommendations of outside compensation consultants as required and engaged by the Compensation Committee. The Compensation Committee has previously engaged ECG Advisors, LLC to develop the comparative table of compensation for comparable companies, and to provide guidance upon request for Tier 1 Officers. During its engagement, ECG Advisors, LLC reported directly to, the Compensation Committee. For Tier 1, the Compensation Committee formally approves bonus incentives and stock awards. For Tiers 2 and 3, the Committee approves guidelines for bonus incentives and stock awards, reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

On an annual basis, the Compensation Committee formally reviews and acts, as appropriate, on (1) the Tier 1 compensation, and (2) the guidelines for the Tier 2 and Tier 3 cash bonus incentives and stock awards. In addition, the Compensation Committee reviews the Company’s compensation policy for the following year and the composition of the Tier 1, Tier 2, and Tier 3 levels. At the end of the preceding quarter, the Chief Executive Officer, Chief Operating Officer, and/or Chairman of the Board provide (1) proposed changes to the composition of the Tier 1, Tier 2, and Tier 3 levels (see Footnote 1 below), and (2) proposed changes to the general guidelines for the Tier 2 and Tier 3 levels.

Components of Executive Compensation

Base Salary

The overall compensation package is weighted toward a high base salary to (i) attract individuals that possess the unique skills set needed for the development and growth of a young company in an emerging technology business, and (ii) assure retention of that unique skills set and associated experience, relationships and competitive advantage.

[1]	The Chief Executive Officer does not provide input on his own compensation package.

The base salaries of the named executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of peer group and other companies with which the Company competes for executive talent. The Committee relies on (i) independent industry survey prepared and summarized by ECG Advisors, and (ii) analyses of pay data from the proxy statements of a select “peer” group of comparable companies (e.g. Hydrogenics, FuelCell Energy, Ballard, Featherlite, Collins Industries, Miller Industries, R&B, Inc., TransPro, Inc. and Noble International), to assess salary competitiveness and determine salary ranges for each executive position. The Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above, taking into consideration the individual’s performance. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective (e.g. contracts awarded during the fiscal year) and subjective (e.g. successful establishment of long-term business relationships with third parties) measurements of individual performance. It is the Committee’s current practice to target each of these elements to deliver a base salary to each executive officer and all executives as a group in a compensation range between the 50th and 75th percentiles for that group. The Committee recognizes that compensation in excess of the target percentile range may be warranted in certain situations based on factors such as Company performance, the Company’s retention needs, and an executive’s extraordinary contributions or performance.

Cash Bonus Incentive

Each named executive officer of the Company is eligible to receive an annual discretionary cash bonus. The amount of the cash bonus, if any, is determined at the end of each fiscal year. Although the discretionary bonus is not specifically tied to pre-established performance targets, the Compensation Committee, in making its determination on the amount of a cash bonus, considers various individual and Company-based performance objectives and the extent such objectives were achieved.

For Tier 1 Officers, these objectives are both quantitative and qualitative, and generally include: (i) revenue growth and profitability, (ii) the executive’s individual performance during the year, (iii) major strategic accomplishments, (iv) effective implementation of the business plan, and (v) the desire of the board of directors to retain the executive in the face of competition for executive talent in the industry. The extent to which an Officer contributes to the Company meeting or exceeding plan expectations serves as the cornerstone in the Compensation Committee’s decisions for Tier 1 Officers.

For Tier 2 and Tier 3 management, the Compensation Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer and Chief Operating Officer. The Compensation Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final bonus awards.

Stock Awards

The Compensation Committee believes that an important component of the compensation paid to the Company’s named executive officers should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Compensation Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests.

The Compensation Committee grants stock options to the Company’s named executive officers under the Company’s 2002 Stock Incentive Plan, as amended from time to time, at prices that are at least equal to the fair market value of the Company’s common stock on the date of grant. The Committee generally makes such grants annually following the end of the Company’s fiscal year (and in some cases at other times during the fiscal year) based in part on the recommendations of the Chief Executive Officer and Chief Operating Officer. The

Committee reviews these recommendations, and determines the terms and conditions of any stock options for executive officers, taking into account various factors, including but not limited to their responsibilities, their relative position in the Company, their expected future contributions to the enterprise, their option grant history and their individual performance. However, the Compensation Committee does not give quantitative weight to any particular performance measure.

The Compensation Committee’s policy is to price stock options at the closing bid price on the date of grant. The Committee’s policy also treats any proposed re-pricing or exchange of stock options, including by amending outstanding options to lower their exercise price or by canceling any outstanding options and replacing them with new options, as a material amendment to the 2002 Stock Incentive Plan, thus, requiring stockholder approval under applicable laws, rules and regulations. The Compensation Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typically four years for stock options and three years for restricted stock awards.

The Compensation Committee also approves grants of restricted stock to named executive officers on a selective basis. It bases its decision whether to grant Company stock, whose restrictions typically lapse ratably over a period of three years, on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the enterprise.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

Officer Benefits

The Company’s named executive officers receive a range of other benefits, including but not limited to participation in a 401(k) savings plan and a non-qualified deferred compensation plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus on behalf of the named executive officer with respect to benefits is to provide or offer the individual adequate financial protection (i) against the “catastrophes” that will interrupt his or her income—the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children—and (ii) for the individual to afford to be able to retire—that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the officer to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income.

The Company also provides named executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its named executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to, a monthly car allowance and memberships in athletic and professional clubs.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of

$1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

We account for stock-based compensation arrangements in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) which applies to non-cash, stock-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period, which for us is generally the vesting period. The fair value of each share-based award is estimated on the grant date, primarily with the use of the Black-Scholes option-pricing formula.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

Employment Agreements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause or by Mr. Niedzwiecki for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Dale L. Rasmussen serves as our Chairman of the Board pursuant to an Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $600,000, subject to annual review. The agreement also provides Mr. Rasmussen with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Rasmussen’s termination of employment by the Company without Cause or by Mr. Rasmussen for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Rasmussen obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Jeffrey P. Beitzel serves as our Chief Operating Officer, and served as President of our Tecstar Automotive Group prior to its disposition, pursuant to an Amended and Restated Employment Agreement effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Beitzel with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, (vii) fully paid membership in such golf and social clubs that Mr. Beitzel deems appropriate and useful to the Company and (viii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Beitzel’s termination of employment by the Company without Cause or by Mr. Beitzel for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Beitzel obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code. Mr. Beitzel is currently on a paid medical leave of absence and his return date is uncertain. Mr. Beitzel is currently receiving long-term disability benefits that cover 60% of his base pay. The Company, at the Compensation Committee’s recommendation and approval, is paying the remaining 40% of his base pay through October 7, 2008.

W. Brian Olson serves as our Chief Financial Officer pursuant to an employment agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause or by Mr. Olson for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code. On July 28, 2008, the Compensation Committee granted Mr. Olson a deferred compensation award of $75,000, which will be reflected in the fiscal year 2009 Summary Compensation table.

Kenneth R. Lombardo serves as our General Counsel and Vice-President, Legal pursuant to an employment agreement entered into on July 12, 2005. Mr. Lombardo also serves as our Corporate Secretary. The agreement provides for an annual base salary of $225,000, subject to annual review. During the fiscal year 2008, Mr. Lombardo’s base salary was $250,000. On July 28, 2008, Mr. Lombardo’s base salary was increased to $260,000. The agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least

$1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause or by Mr. Lombardo for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

A summary of the Company’s potential severance and other post-termination obligations can be found in the Potential Payments Upon Termination or Change-In-Control table on page 23.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered for fiscal years 2008 and 2007 for each individual who served as Chief Executive Officer during the last completed fiscal year, the Chief Financial Officer and the three other most highly compensated executive officers. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Fiscal Year 2008 Summary Compensation Table (1)

Name and Principal Position	Fiscal Year	Salary		Bonus	Restricted Stock Awards (2)	Option Awards (3)	All Other Compensation		Total
Dale L. Rasmussen	2008	$600,000		$75,000	$20,000	$523,527	$19,389	(4)	$1,237,916
Chairman of the Board	2007	$600,000		$—	$16,667	$564,596	$27,231	(4)	$1,208,494

Alan P. Niedzwiecki	2008	$725,000		$75,000	$53,332	$623,236	$30,699	(5)	$1,507,267
President; Chief Executive Officer;	2007	$725,000		$—	$49,999	$831,082	$41,036	(5)	$1,647,117
Director

Jeffrey P. Beitzel	2008	$725,000	(6)	$—	$667	$381,193	$20,748	(6)	$1,127,608
Chief Operating Officer; Director	2007	$725,000		$—	$—	$333,490	$13,105	(6)	$1,071,595

W. Brian Olson	2008	$450,000		$75,000	$44,999	$374,411	$28,188	(7)	$972,598
Chief Financial Officer and Treasurer	2007	$450,000		$25,000	$41,666	$471,877	$32,439	(7)	$1,020,982

Kenneth R. Lombardo	2008	$250,000		$25,000	—	$45,787	$16,202	(8)	$336,989
Vice President-Legal;	2007	$250,000		$25,000	—	$35,301	$16,679	(8)	$326,980
General Counsel; Corporate Secretary

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named officer which do not exceed $10,000 in the aggregate.
(2)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during fiscal year 2008 under SFAS No. 123R for restricted stock awards. The value for these awards is based on their grant date fair value.
(3)	Amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes during fiscal year 2008 under SFAS No. 123R for stock option awards. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2008 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”

(4)	All Other Compensation for Mr. Rasmussen in fiscal year 2008 consisted of auto allowance of $12,000, life insurance premiums of $1,965, and 410(k) match of $5,424. All Other Compensation for Mr. Rasmussen in fiscal year 2007 consisted of auto allowance of $12,000 and 401(k) match of $15,231.
(5)	All Other Compensation for Mr. Niedzwiecki in fiscal year 2008 consisted of auto allowance of $12,000, sports club membership of $908, life, long term disability and umbrella insurance premiums of $11,820 and 401(k) match of $5,971. All Other Compensation for Mr. Niedzwiecki in fiscal year 2007 consisted of auto allowance of $12,000, auto insurance of $1,073, sports club membership of $1,078, life, long term disability and umbrella insurance premiums of $9,318, and 401(k) match of $17,567.
(6)	Salary includes approximately $35,000 of short and long-term disability benefits paid under the Company’s short and long term disability plans. All Other Compensation for Mr. Beitzel in fiscal year 2008 consisted of auto allowance of $12,000, and life, long term disability and umbrella insurance premiums of $8,748. All Other Compensation for Mr. Beitzel in fiscal year 2007 consisted of auto allowance of $12,000, and life insurance premiums of $1,105.
(7)	All Other Compensation for Mr. Olson in fiscal year 2008 consisted of auto allowance of $18,000, sports club membership of $1,210, life and long term disability insurance premiums of $3,266, and 401(k) match of $5,712. All Other Compensation for Mr. Olson in fiscal year 2007 consisted of auto allowance of $18,000, sports club membership of $1,078, life insurance premiums of $1,938, and 401(k) match of $11,423.
(8)	All Other Compensation for Mr. Lombardo in fiscal year 2008 consisted of auto allowance of $8,400, life insurance premiums of $1,617 and 401(k) match of $6,185. All Other Compensation for Mr. Lombardo in fiscal year 2007 consisted of auto allowance of $8,400, life insurance premiums of $808 and 401(k) match of $7,471.

Option Grants During Fiscal Year 2008

The following table provides summary information regarding options to purchase our common stock granted to each of the named executive officers in fiscal year 2008:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Restricted Shares	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Restricted Stock and Option Awards (1)
Dale L. Rasmussen	3/14/2008	100,000	150,000	$0.80	$165,650
Alan P. Niedzwiecki	3/14/2008	100,000	150,000	$0.80	$165,650
Jeffrey P. Beitzel	3/14/2008	20,000	100,000	$0.80	$73,100
W. Brian Olson	3/14/2008	100,000	150,000	$0.80	$165,650
Kenneth R. Lombardo	3/14/2008	—	100,000	$0.80	$57,100

(1)	Amounts listed in this column represent the aggregate grant date fair value computed in accordance with SFAS No. 123R. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2008 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”

Outstanding Options and Equity Based Awards at April 30, 2008

The following table sets forth the equity awards outstanding as of April 30, 2008 for each of our named executive officers:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Dale L. Rasmussen	452	—	$6.08	1/3/2010	114,124	$150,644
	10,000	—	$4.73	12/20/2010
	440	—	$5.28	1/2/2011
	25,000	—	$4.84	12/14/2011
	75,000	—	$3.65	7/25/2012
	100,000	—	$3.10	8/11/2013
	100,000	—	$6.61	3/15/2014
	112,500	37,500	$5.77	3/3/2015
	75,000	75,000	$4.29	7/12/2015
	37,500	112,500	$2.77	8/22/2016
	—	150,000	$0.80	3/14/2018

Alan P. Niedzwiecki	3,400	—	$9.82	8/17/2010	142,372	$187,931
	4,100	—	$4.73	12/20/2010
	24,000	—	$4.84	12/14/2011
	120,000	—	$3.65	7/25/2012
	140,000	—	$3.10	8/11/2013
	200,000	—	$6.61	3/15/2014
	112,500	37,500	$5.77	3/3/2015
	87,500	87,500	$4.29	7/12/2015
	37,500	112,500	$2.77	8/22/2016
	—	150,000	$0.80	3/14/2018

Jeffrey P. Beitzel	112,500	37,500	$5.77	3/3/2015	20,000	$26,400
	75,000	75,000	$4.29	7/12/2015
	37,500	112,500	$2.77	8/22/2016
	—	100,000	$0.80	3/14/2018

W. Brian Olson	18,000	—	$4.57	7/19/2009	135,310	$178,609
	20,000	—	$4.73	12/20/2010
	25,000	—	$4.84	12/14/2011
	75,000	—	$3.62	8/27/2012
	100,000	—	$3.10	8/11/2013
	100,000	—	$6.61	3/15/2014
	93,750	31,250	$5.77	3/3/2015
	37,500	37,500	$4.29	7/12/2015
	31,250	93,750	$2.77	8/22/2016
	—	150,000	$0.80	3/14/2018

Kenneth R. Lombardo	10,000	10,000	$4.29	7/12/2015	—	—
	12,500	37,500	$2.77	8/22/2016
	—	100,000	$0.80	3/14/2018

Option Exercises and Restricted Stock Vested

There were no option exercises by our named executive officers and no vesting of their restricted stock awards during fiscal year 2008.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise or vesting of options, warrants and other rights under all of our equity compensation plans as of April 30, 2008:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	5,968,694	$3.33	3,055,858	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	5,968,694	$3.33	3,055,858

(1)	Represents shares available for issuance under our 2002 Stock Incentive Plan as of April 30, 2008. The 2002 Stock Incentive Plan contains an evergreen formula pursuant to which on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2002 Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on the first day of such fiscal year or a lesser number of shares determined by the administrator of the plan. On May 1, 2008, an additional 2,339,172 shares became available under this Plan pursuant to the evergreen provision.

Potential Payments Upon Termination or Change-In-Control

The table below reflects the amount of compensation payable to each of the named executive officers pursuant to each officer’s employment agreement in the event of the Company’s termination of employment without cause or the named executive officer’s termination for “good reason” and upon termination of employment following a change in control. The amounts set forth in the table assume that such termination was effective on April 30, 2008.

Name	Base Salary Component	Value of Employee Benefits (1)	Accelerated Vesting (2)	Total Potential Value
Dale L. Rasmussen	$1,200,000	$36,786	$228,644	$1,465,430
Alan P. Niedzwiecki	$1,450,000	$16,742	$265,931	$1,732,673
Jeffrey P. Beitzel	$1,450,000	$35,234	$78,400	$1,563,634
W. Brian Olson	$900,000	$26,876	$256,609	$1,183,485
Kenneth R. Lombardo	$500,000	$3,234	$52,000	$555,234

(1)	The amount shown is based on COBRA premium rates at current plan elections and family coverage categories.
(2)	The amount shown consists of the assumed gain on the accelerated shares based on a market price of $1.32 per share, the closing price of our common stock as reported on the Nasdaq on April 30, 2008, the last trading day in fiscal year 2008.

Director Compensation

The table below sets forth the compensation paid to the Company’s directors (excluding directors that are also named executive officers) during fiscal year 2008.

Name	Fees Earned or Paid in Cash	Restricted Share Awards (1)	Option Awards (1)	Total
Paul E. Grutzner	$54,500	$667	$25,568	$80,735
Brian A. Runkel	$72,500	$667	$101,883	$175,050
G. Scott Samuelsen	$75,500	$667	$101,883	$178,050
Carl E. Sheffer	$50,500	$667	$51,035	$102,202
Thomas J. Tyson	$67,800	$667	$101,883	$170,350

(1)	Amounts listed in these columns represent the dollar amount we recognized for financial statement reporting purposes during fiscal year 2008 under SFAS No. 123R for stock-based awards. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for fiscal year 2008 in Note 15 to Consolidated Financial Statements under the heading “Stock Options.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed the Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on form 10-K for fiscal year 2008 and the Company’s 2008 proxy statement. This report is provided by the following individual directors, who comprise the Compensation Committee.

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has not adopted formal written policies and procedures for the review and approval process of transactions with related parties. However, pursuant to the Company’s Audit Committee charter, all related party transactions must first be reviewed and approved by the Audit Committee unless such transaction was already approved by another independent body of the Board. In its review and approval process, the Audit Committee considers various factors including the nature and extent of the conflict of interest, the materiality of the transaction amount, and whether the terms are reasonable and representative of an arms length transaction with an unrelated third party.

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

We are a party to a lease agreement with Cartwright, LLC, which owns our facility located in Irvine, California. Mr. Niedzwiecki, our Chief Executive Officer, owns a 37.5% interest in Cartwright, LLC. The Rasmussen Family Irrevocable Trust, established by Mr. Rasmussen, our Chairman, owns a 27.5% interest in Cartwright, LLC. Kent Rasmussen serves as the trustee of The Rasmussen Family Irrevocable Trust and in such capacity has sole voting and dispositive power of such Trust. Pursuant to the terms of the lease, the base rent is currently $53,544 per month. Jeffrey Beitzel, our Chief Operating Officer, has personally guaranteed the mortgage on the Irvine facility.

On October 17, 2007, we entered into a Lease Termination Agreement with Cartwright, under which the parties agreed that the lease for our principal corporate offices will terminate one year earlier than originally scheduled. The lease was originally scheduled to terminate on August 31, 2009. We are obligated to pay Cartwright a lease termination fee of $192,672. The aggregate amount of base rent payments for the period beginning May 1, 2008 and ending on August 31, 2008 is $214,900.

Messrs. Niedzwiecki and Rasmussen serve on the board of directors of Fisker Automotive, Inc. (“Fisker Automotive”), an entity in which we had a 30.7% ownership interest as of April 30, 2008. During fiscal year 2008, we entered into two contracts with Fisker Automotive under which we were engaged by Fisker Automotive to perform certain development services. During fiscal year 2008, we received $6.5 million in cash from Fisker Automotive in consideration for our services.

Messrs. Niedzwiecki and Rasmussen also serve on the board of directors of Advanced Lithium Power, Inc. (“ALP”), an entity in which we had a 15.4% ownership interest as of April 30, 2008. During fiscal year 2008, we paid ALP $271,633 for certain products and development services.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended April 30, 2008.

The Committee has discussed with Ernst & Young, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from Ernst & Young, LLP pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2008.

The Committee has also considered whether the provision of services by Ernst & Young, LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Ernst & Young, LLP.

The Audit Committee

Thomas J. Tyson, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed Ernst & Young, as our independent auditors for the fiscal year ending April 30, 2009. Although not required to be voted upon by the stockholders, our Audit Committee and board of directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy FOR the ratification of the approval of Ernst & Young, LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of Ernst & Young, LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of Ernst & Young, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

The Audit Committee considered whether Ernst & Young, LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees related to professional services provided by Ernst & Young, LLP in connection with fiscal year 2008:

Audit Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered for the audit of our annual financial statements for fiscal year 2008, the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year, and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year were $894,356.

Audit-Related Fees

The aggregate fees billed by Ernst & Young, LLP for professional services rendered during fiscal year 2008, other than services described above under “Audit Fees,” were $5,000 and related to professional services rendered in connection with the issuance of an auditor’s consent for a registration statement filed by the Company on Form S-3.

Tax Fees

Ernst & Young, LLP billed us an aggregate of $135,530 for professional services rendered in fiscal year 2008 for tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young, LLP did not provide professional services in fiscal year 2008 for any other related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our board of directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.

PROPOSAL 3

APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK

UPON CONVERSION OF CONVERTIBLE DEBT AND IN PAYMENT OF TERM DEBT

Our board of directors is seeking stockholder approval for the potential issuance of shares of our common stock (i) upon conversion by the holder of our convertible debt and (ii) in payment of the outstanding principal amount due under three separate term notes issued to our secured lender under our credit agreement.

The board of directors believes that approval of this Proposal is in the best interests of the Company and its stockholders as it will provide the Company with the flexibility it needs to use its cash resources to fund the Company’s operations and implement its business plan. Further, it will enhance the Company’s leverage and negotiating power in the event that the Company undertakes financing activities in the future. If this Proposal is not approved, then the Company’s ability to issue shares to settle conversions of the convertible debt and in payment of the term notes issued under our credit facility will be limited to approximately 16 million shares (19.99% of our outstanding shares at May 30, 2008), thus, requiring the Company to pay a substantial portion of the debt in cash. As a result, the Company would likely have to seek additional debt or equity financing to meet its payment obligations. If we were unable to obtain such additional debt or equity financing, it could have a material adverse effect on our business. Also, if this Proposal is not approved, the holder of the convertible debt has the right to request the Company to seek shareholder approval in the future, in which case the Company is obligated to use commercially reasonable efforts to obtain the requisite shareholder approval within six months of the holder’s request. If such request is made, the Company would again have to incur the time and expense of seeking to obtain shareholder approval.

Background

On January 16, 2008, we entered into a series of transactions with our secured lender, WB QT, LLC (“WB Transactions”) and an affiliate of WB QT pursuant to which we transferred substantially all of the operating units of our Tecstar Automotive Group business segment to the affiliate. In connection and contemporaneously with the transfer of our Tecstar Automotive Group business segment, our outstanding debt obligations to WB QT were restructured in a manner that resulted in the elimination or release of $20.5 million of debt and provided the Company with incremental net borrowing capacity of $1.9 million. Following completion of the WB Transactions, our debt obligations to WB QT consisted of: (i) convertible debt in the principal amount of $16.2 million (“Convertible Debt”), (ii) a $10.0 million term note issued on January 31, 2007 (“Term Note A”), and (iii) a $10.0 million term note issued on January 16, 2008 (“Term Note B”). On May 30, 2008, we received $7.5 million in new proceeds from WB QT under a new term note (“Term Note C”) and further restructured our Convertible Debt, Term Note A and Term Note B. The Term Note A, Term Note B and Term Note C are sometimes collectively referred to in this Proposal as the “Term Notes.” The Convertible Debt and the Term Notes are sometimes collectively referred to in this Proposal as the “WB Debt Obligations.” All of the WB Debt Obligations are held by our secured lender, WB QT, LLC.

The salient terms of the WB Debt Obligations are described below.

Convertible Debt

The Convertible Debt, as amended on May 30, 2008, has an annual interest rate of 11.5% and is scheduled to mature on July 1, 2009; provided, however, the holder has the right to extend the maturity date until July 1, 2012. The principal cannot be prepaid in part or whole by the Company without consent of the holder. Semi-annual interest payments are payable on January 1 and July 1 of each year until maturity. On each semi-annual interest payment date, the accrued interest is added to the outstanding principal balance; provided, however, the Company may elect to pay up to 6.5% of the interest in cash. If the holder elects to extend the maturity date, then the annual interest rate is reduced to 9.5% during the extension period. The initial conversion rate on the Convertible Debt is 740.74 shares of common stock per $1,000 of principal (which is equal to a conversion price of $1.35 per share). The conversion rate will be adjusted upon certain events including (i) stock dividends,

(ii) certain subdivisions, combinations or reclassifications of our common stock, (iii) certain issuances or distributions to all or substantially all holders of our common stock, and (iv) certain other similar corporate events. The holder has the option to convert at any time and from time to time until maturity. Upon conversion of all or part of the Convertible Debt, the holder is also entitled to receive the sum of each coupon that would otherwise have been paid on the portion of the Convertible Debt converted (referred to as the “Make-Whole Amount”). The Make-Whole Amount is payable in shares of the Company’s common stock at a rate of 666.67 shares per $1,000 (which is equal to an initial price of $1.50 per share), subject to the adjustments described above that apply to the principal conversion rate. The maximum amount of principal that the holder may convert prior to November 30, 2008 is limited to $8.0 million (“Conversion Cap”); provided, however, that conversions effected on any trading day on which the Company’s common stock trades at a price in excess of $2.50 per share do not count against the Conversion Cap. The Conversion Cap expires on November 30, 2008. The Company’s obligation to issue shares upon conversion is subject to an “exchange cap,” which provides that the Company will not be obligated to issue shares of common stock upon conversion if the issuance of such shares would exceed the aggregate number of shares that the Company may issue without stockholder approval of the issuance under applicable Nasdaq rules and regulations. This provision and the required stockholder approval are discussed below in the section titled “Reasons for Stockholder Approval of Share Issuance.” In addition, the holder may not convert the debt to the extent the conversion would cause the holder, together with its affiliates, to beneficially own more than 9.99% of our then outstanding shares of common stock (excluding shares issuable upon conversion of the remaining, unconverted portion of the convertible debt); provided, however, that the holder can waive this beneficial ownership limitation by providing the Company with 61 days prior written notice.

As of July 31, 2008, the holder of the Convertible Debt had converted $3.0 million of principal and received a total of 3,060,555 shares of our common stock, consisting of 2,222,222 shares in settlement of the $3.0 million of principal converted and 838,334 shares issued in payment of the Make Whole Amount. In accordance with applicable Nasdaq rules and our contractual arrangements with the holder of our Convertible Debt, the holder of the Convertible Debt is not entitled to vote any shares of our common stock that were acquired prior to the record date upon conversion of the Convertible Debt on this Proposal.

Term Note A

Term Note A, in the face amount of $10.0 million, as amended on January 16, 2008 and further amended on May 30, 2008, matures on January 31, 2010. It requires monthly interest payments in cash in arrears at 12.0% through September 15, 2008, increasing by 1.0% each month thereafter, up to a maximum rate of 18.0%. Principal reductions of $0.4 million are required commencing on October 15, 2008, until maturity, with an additional payment of $3.4 million required on March 15, 2009. The Company has the option to prepay the principal without penalty. The Company also has the option to repay the principal with shares of its common stock. If the Company chooses to repay in common stock, the value of the shares delivered will be determined based on 95% of the volume-weighted average price (VWAP) for our common stock for the five business days prior to the payment date. Our credit agreement contains a provision that prohibits the Company from making principal payments in shares of its common stock if such issuance of shares would cause the Company to be in violation of applicable Nasdaq Marketplace Rules. This provision and the required stockholder approval are discussed below in the section titled “Reasons for Stockholder Approval of Share Issuance.” If the Company elects to make a payment in shares but is prohibited from doing so under applicable Nasdaq Marketplace Rules, then the required principal payment is deferred until August 1, 2009 and must be paid in cash.

Term Note B

Term Note B, in the face amount of $10.0 million, as amended on May 30, 2008, matures on January 16, 2015. It requires monthly interest payments in arrears at a fixed rate of 6.5%. The Company cannot prepay and the holder cannot put any part of the principal amount due until January 17, 2010. After January 17, 2010, the Company may call and the holder may put all or part of the principal due at any time and from time to time. The Company has the option to repay the principal in shares of its common stock, provided certain conditions are met, most notably, a share price of at least $0.50 for five consecutive business days prior to the payment date. When demand for payment is made, the principal amount that is due and payable is equal to the principal amount so demanded multiplied by the greater of (A) 1.0 and (B) 1.5 multiplied by the lesser of (x) the VWAP for our common stock for the five business days prior to the payment date and (y) $3.50. The minimum amount of principal that is payable through the maturity date under the formula is $10.0 million and the maximum amount of principal that is payable under the formula is $52.5 million. Based on the foregoing formula, the maximum number of shares issuable in payment of the Term Note B principal cannot exceed 15.0 million. Our credit agreement contains a provision that prohibits the Company from making principal payments due under Term Note B in shares of its common stock if such issuance of shares would cause the Company to be in violation of applicable Nasdaq Marketplace Rules. This provision and the required stockholder approval are discussed below in the section titled “Reasons for Stockholder Approval of Share Issuance.”

Term Note C

Term Note C, in the face amount of $7.5 million, was issued on May 30, 2008 and matures on August 31, 2009. It calls for principal payments in monthly installments of $1.25 million commencing on March 1, 2009 and continuing on the first day of each month thereafter until maturity. Interest accrues on the note at 9.0% per annum and is due and payable on the first day of each month. The Company may elect to pay the interest in cash or add it to the unpaid principal balance. The Company has the option to prepay the principal without penalty. The Company also has the option to repay the principal with shares of its common stock. If the Company chooses to repay in common stock, the value of the shares delivered will be determined based on the lower of: (i) 95% of the VWAP for our common stock for the five business days prior to the payment date, and (ii) the closing share price on the day immediately preceding the payment due date. Our credit agreement contains a provision that prohibits the Company from making principal payments due under Term Note C in shares of its common stock if such issuance of shares would cause the Company to be in violation of applicable Nasdaq Marketplace Rules. This provision and the required stockholder approval are discussed below in the section titled “Reasons for Stockholder Approval of Share Issuance.” If the Company elects to make a payment in shares but is prohibited from doing so under applicable Nasdaq Marketplace Rules, then the required principal payment is deferred until August 1, 2009 and must be paid in cash.

Reasons for Stockholder Approval of Share Issuance

The discussion in this section regarding the number of shares issuable upon conversion of the Convertible Debt and in payment of the Term Notes assumes the following: (i) that the five day VWAP of our common shares on the date we pay the entire principal amount due under the Term Notes is $2.43 per share (representing our closing bid price on May 30, 2008 which is the date we closed the amendments to the Convertible Debt, Term Note A and Term Note B, and issued the Term Note C), (ii) the total principal amount due under the Convertible Debt is based on the face value of the debt balance as of May 30, 2008 and is converted into shares of our common stock at the contractual conversion rate of $1.35 per share, and (iii) the maximum possible amount due under the Make-Whole Amount provision under the Convertible Debt is satisfied with shares of our common stock at the contractual conversion rate of $1.50 per share. The foregoing assumptions are made solely for the purpose of illustrating the estimated number of shares of our common stock that are potentially issuable under those assumptions. The actual number of shares issuable upon conversion of the Convertible Debt and in payment of the Term Notes will vary depending on a number of factors, most notably: the amount, if any, the holder of our Convertible debt converts into shares of our common stock, the date that the holder converts all or part of the Convertible Debt, whether we pay any portion of the semi-annual interest payment due under the Convertible Debt in cash (versus adding the interest to the principal balance), whether we pay any portion of the principal due under the Term Notes in cash, whether we pay the accrued interest under Term Note C in cash (versus adding the interest to the principal balance), and the actual five day VWAP of our common stock at the time a payment on the Term Notes is made. If our stockholders approve this Proposal, we will not seek further stockholder approval prior to the issuance of shares of our common stock upon conversion of the Convertible Debt and/or in payment of principal due under the Term Notes.

Our common stock is listed on The Nasdaq Global Market and, as such, the Company is subject to the Nasdaq Marketplace Rules. Under Nasdaq Marketplace Rule 4350(i)(1)(D), we must seek stockholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer’s common stock. For purposes of Rule 4350(i)(1)(D), the outstanding common stock or voting power of the issuer is determined as of a date the issuer enters into a binding agreement with respect to such issuance or potential issuance and market value of the issuer’s common stock is deemed to be the closing bid price of the issuer’s common stock immediately prior to entering into such binding agreement. On May 30, 2008 (the date we closed the amendments to the Convertible Debt, Term Note A and Term Note B, and issued the Term Note C), we had 77,972,399 shares of common stock outstanding. Based on the assumptions described in the paragraph above, we could potentially issue up to 39.5 million shares of our common stock upon conversion of the Convertible Debt and in payment of the Term Notes, which amount is in excess of 19.99% of our outstanding shares of common stock on May 30, 2008. The conversion price under this Convertible Debt is $1.35 per share for principal and $1.50 per share for the Make Whole Amount, each of which is below our closing bid price on May 30, 2008. Shares issued in payment of the Term Note A and Term Note C are valued on the payment date at 95% of our 5 day VWAP. It is possible that the 5 day VWAP will be less than the $2.43 per share closing bid price on May 30, 2008.

Standing alone, neither the issuance of the shares of our common stock upon conversion of the Convertible Debt (including shares issued in payment of the Make Whole Amount), nor the issuance of shares in payment of the principal amount due under any of the Term Notes would constitute (i) the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which, together with sales by officers, directors or substantial shareholders of the Company, equals 20% or more of the our common stock or 20% or more of the voting power of the Company outstanding before the issuance, or (ii) a transaction that may be deemed to be a “change of control” of the Company under applicable Nasdaq rules. However, if the Nasdaq staff should treat the issuance of the Convertible Note and one or more of the Term Notes as a single integrated transaction, the issuance of shares upon conversion of the Convertible Debt and/or in payment of the Term Notes, taken together, would result in the potential issuance of more than 20% of our common stock at a price less than the greater of book or market value. Therefore, we are seeking shareholder approval for the issuance of shares of our common stock upon conversion of the Convertible Debt (including shares issued in payment of the Make-Whole Amount) and/or in payment of the principal amount due under the Term Notes.

Potential Dilution

If this Proposal is approved, applying the assumptions described the first paragraph under “Reasons for Stockholder Approval of Share Issuance”, we could issue approximately 39.5 million shares to WB QT, the holder of our Convertible Debt and Term Notes. Consequently, your percentage equity ownership and voting power in the Company would decrease significantly.

Vote Required

The affirmative vote of a majority of the total votes cast on the proposal, either in person or by proxy, will be required to approve this proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. In accordance with applicable Nasdaq rules and our contractual arrangements, the holder of the Convertible Debt and Term Notes is not entitled to vote any shares of our common stock that were acquired prior to the record date upon conversion of the Convertible Debt or in payment of any portion of the principal amount due under the Term Notes. Consequently, such shares will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3, APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF CONVERTIBLE DEBT AND IN PAYMENT OF TERM DEBT.

PROPOSAL 4

APPROVAL OF VALUE-FOR-VALUE OPTION EXCHANGE PROGRAM

On June 25, 2008, our board of directors and Compensation Committee authorized, subject to stockholder approval, the Company to commence a value-for-value stock option exchange program (“Option Exchange Program”) that would permit our current officers, directors and employees to exchange outstanding stock options that have an exercise price that is at least 25% higher than the closing bid price for a share of our common stock on the last trading day immediately preceding the date that the stockholders approve this Proposal for replacement stock options covering a fewer number of shares with an exercise price equal to our closing bid price on the last trading day immediately preceding the date that this Proposal is approved.

The board of directors believes that the Option Exchange Program would revitalize the Company’s 2002 Stock Incentive Plan (“Stock Plan”) and bring it closer to achieving the purposes for which it was intended—incentivizing, motivating and rewarding officers and employees, aligning the interests of officers, directors and employees with those of our stockholders by encouraging stock ownership, and to assist the Company in attracting and retaining the services of key employees and directors whose long-term employment or service is essential to the Company’s success. The board of directors also believes the Option Exchange Program would enhance long-term stockholder value by reducing the Company’s equity award overhang through cancellation of outstanding stock options that currently provide no meaningful retention or incentive value to our officers and employees. Further, the number of shares underlying options tendered for exchange in excess of the number of shares underlying the replacement options will not be available for future issuance under our Stock Plan.

Stock options for the Company’s officers and employees are very important in the implementation of the Company’s compensation philosophy. The decline over the past few years in the Company’s stock price has posed a major challenge to the overall goal of motivating and retaining the Company’s employees. Many of the stock options that were granted in recent years now have exercise prices that are well above our current market price and our 52 week high price and, as such, are ineffective as retention or incentive tools for future performance. To illustrate, as of July 31, 2008, we had approximately 6.2 million outstanding stock options, of which 2.9 million or, 47%, had an exercise price higher than our 52 week high price of $3.22. Consequently, many of our outstanding options, while creating an equity award overhang to our stockholders, do not provide any meaningful retentive or incentive value.

When considering how best to incentivize our employees who have “underwater options,” the board of directors considered several alternatives including granting additional equity awards at current market prices and repricing our outstanding stock options. After careful consideration and deliberation, the board of directors determined that the Option Exchange Program was the most attractive for the Company, its employees and stockholders for many reasons including: (i) it is a reasonable and balanced exchange of securities of approximately equal value, (ii) it eliminates options that are not serving the intended purposes of the Stock Plan, (iii) it eliminates the “overhang” attributable to options that are providing no meaningful retentive or incentive tools, and (iv) it provides employees and directors with a more immediate opportunity to align their interests with those of the stockholders without further dilution to our shareholders.

Set forth below is a summary of the Option Exchange Program.

Description of the Option Exchange Program

1. Offer to Exchange Options. Under the Option Exchange Program, Eligible Participants would be given a one-time opportunity to participate in a value-for-value exchange by which they would exchange their Eligible Options for replacement options (“Replacement Options”) that would entitle the Eligible Participant to purchase a fewer number of shares at an exercise price equal to the New Price (defined in Paragraph 5 below). Eligible Options that are surrendered under the Option Exchange Program would be cancelled and the number of shares underlying options tendered for exchange in excess of the number of shares underlying the Replacement Options will not be available for future issuance under our Stock Plan.

2. Eligible Participants. The Option Exchange Program will be open to all of our officers, directors and employees who hold Eligible Options on the date the Option Exchange Program commences. If the Option Exchange Program had commenced on July 31, 2008 at a New Price of $2.20, there would have been approximately 85 Eligible Participants. Participation in the Option Exchange Program would be voluntary.

3. Eligible Options. The options eligible for exchange (“Eligible Options”) under the Option Exchange Program would be the outstanding non-qualified and incentive stock options held by Eligible Participants that have an exercise price that is at least 25% higher than the closing bid price for a share of our common stock on the last trading day immediately preceding the date that the stockholders approve the Option Exchange Program described in this Proposal.

4. Exchange Ratio. Each Eligible Option tendered for exchange will be exchanged for a Replacement Option entitling the holder to purchase a fewer number of shares of the Company’s common stock. The number of shares underlying the Replacement Option would be determined so that the Replacement Option would have an approximate value equal to the value of the tendered Eligible Option (determined in accordance with the Black-Scholes option valuation method), based on the fair market value of the Company’s common stock as of the last trading day immediately preceding the date that the stockholders approve this Proposal. The exchange ratios would be established by our Compensation Committee prior to commencement of the Option Exchange Program and would vary based on various factors commonly used in valuing options under the Black-Scholes method including the exercise price, stock price volatility and remaining term of the tendered option, as well as the fair market value of the Company’s common stock used for purposes of the valuation. For illustrative purposes only, the table below shows the expected exchange ratio based on a New Price of $2.20:

Exercise Price of Eligible Option:	Exchange Ratio:
$2.75 to $4.50	1.1 for 1
$4.51 to $5.50	1.2 for 1
$5.51 to $7.00	1.3 for 1
$7.01 and higher	1.4 for 1

5. Exercise Price of Replacement Options. Each Replacement Option issued pursuant to the Option Exchange Program would have an exercise price equal to the closing bid price for a share of the Company’s common stock as of the last trading day immediately preceding the date that the stockholders approve this Proposal (“New Price”).

6. Vesting of Replacement Options. All of the Replacement Options will have the same vesting terms as the Eligible Options they replace. Consequently, any surrendered Eligible Options that will have vested prior to the new grant date will be replaced with Replacement Options that are vested.

7. Term of Replacement Options. Each Replacement Option will have the same expiration date as the Eligible Option tendered for exchange.

8. Other Terms and Conditions of Replacement Options. The other terms and conditions of each Replacement Option will be substantially similar to those of the Eligible Option it replaces. Each Replacement Option will be granted pursuant to the Stock Plan and, accordingly, will be governed by the terms of the Stock Plan.

Implementation of Option Exchange Program

If our stockholders approve this Proposal, we expect that our Compensation Committee will promptly implement the Option Exchange Program. When the Option Exchange Program is implemented, Eligible

Participants will be offered the opportunity to participate in the offer to exchange filed with the Securities and Exchange Commission and distributed to all Eligible Participants holding Eligible Options. Eligible Participants will be given a period of at least 20 business days in which to accept the offer. The Eligible Options of those accepting the offer will be cancelled immediately upon expiration of the offer period and Replacement Options will be issued. The Option Exchange Program and any exchange offer thereunder may be commenced, if at all, and terminated at the discretion of the Compensation Committee.

U.S. Federal Income Tax Consequences

The Company expects that the option exchange offer pursuant to the Option Exchange Program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. Federal income tax purposes by the Company or its option holders upon the cancellation of the existing Eligible Options or the grant of the Replacement Options. The tax consequences of the Option Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the laws and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Option Exchange Program under all applicable laws prior to participating in the Option Exchange Program.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

The terms of the Option Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. Changes in the terms of the Option Exchange Program may also be required for tax purposes for participants in the United States as the tax treatment of the Option Exchange Program is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the Option Exchange Program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Financial Accounting Consequences

Under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), we will recognize the incremental compensation cost of the Replacement Options granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement Option granted to employees in exchange for surrendered Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the Eligible Options surrendered, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of service, the compensation cost for the Replacement Options will not be recognized. Because the Exchange Ratio is calculated to keep the approximate value of the Replacement Options equal to the cancelled stock options, we expect the incremental compensation cost, if any, to be de minimus.

New Plan Benefits

The decision to participate in the Option Exchange Program is completely voluntary. Therefore, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of Replacement Options (and shares covered by the Replacement Options) that will be issued.

Vote Required

The affirmative vote of a majority of the total votes cast on the proposal, either in person or by proxy, will be required to approve this Proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the Proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this Proposal has been approved.

If you are both a stockholder and an Eligible Participant holding Eligible Options, voting to approve the Option Exchange Program does not constitute an election to participate in the Option Exchange Program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4, APPROVAL OF VALUE-FOR-VALUE OPTION EXCHANGE PROGRAM.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than April 28, 2009 for inclusion in our proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our Proxy Statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and pursuant to our Amended and Restated Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

INCORPORATION BY REFERENCE

The SEC allows the Company to incorporate by reference information into this proxy statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement and is being delivered to you with this proxy statement. This proxy statement incorporates by reference the Company’s Annual Report on Form 10-K previously filed with the SEC which contains important information about the Company and its financial condition.

OTHER INFORMATION

Our Annual Report to Stockholders for fiscal year 2008 is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal year 2008, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

klombardo@qtww.com

(949) 399-4500 (phone)

(949) 474-3086 (fax)

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

August 20, 2008

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 18, 2008

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), to be held at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, on Thursday, September 18, 2008, at 1:30 p.m. local time, or any adjournment thereof, and to vote the number of shares of Quantum’s Common Stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE BOARD, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

(To withhold authority for any individual nominee, strike a line through the nominee’s name on the list below)

Paul E. Grutzner

Brian A. Runkel

Carl E. Sheffer

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS QUANTUM’S INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING APRIL 30, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF CONVERTIBLE DEBT AND IN PAYMENT OF TERM DEBT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	PROPOSAL TO APPROVE THE VALUE-FOR-VALUE OPTION EXCHANGE PROGRAM.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	In their discretion, the proxy agents named above are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Receipt of the Notice of Annual Meeting of Stockholders, Annual Report for the year ended April 30, 2008, and Proxy Statement dated                     , 2008, is hereby acknowledged by the undersigned.

Dated:                                         , 2008

Signature

Name, typed or printed

Tax identification or social security number